Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 12, 2025, with respect to the consolidated financial statements included in the Annual Report of Cohen & Company Inc. on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said report in the Registration Statements of Cohen & Company Inc. on Form S-3 (File 333-275186, effective May 6, 2024) and on Forms S-8 (File 333-265424, effective June 3, 2022); (File 333-256999, effective June 10, 2021); (File 333-248867, effective September 17, 2020); (File 333-215275, effective December 22, 2016); (File 333-195056, effective April 4, 2014); (File 333-174281, effective May 17, 2011); (File 333-166387, effective April 29, 2010); and (File 333-166386, effective April 29, 2010).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

March 12, 2025